                                                                   Exhibit - 4.1

                                  $150,000,000

                            364-DAY CREDIT AGREEMENT

                            Dated as of June 26, 2000


                                      among


                        HARRAH'S OPERATING COMPANY, INC.
                                   AS BORROWER

                          HARRAH'S ENTERTAINMENT, INC.
                                  AS GUARANTOR


                                       and


                                 CITIBANK, N.A.
                                    AS LENDER


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                                TABLE OF CONTENTS

                                                                           Page

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms......................................... 4
SECTION 1.02   Types of Advances............................................. 7

                  ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Commitment; Purpose....................................... 8
SECTION 2.02.  Advances...................................................... 8

SECTION 2.03.  Termination, Reduction and Extension of the Commitment........ 8
SECTION 2.04.  Repayment of Advances......................................... 8
SECTION 2.05.  Prepayment of Advances........................................ 9
SECTION 2.06.  Fees.......................................................... 9
SECTION 2.07.  Interest......................................................10
SECTION 2.08.  Alternate Rate of Interest....................................12
SECTION 2.09.  Increased Costs...............................................13
SECTION 2.10.  Break Funding Payments........................................13
SECTION 2.11.  Payments Generally............................................13

                        ARTICLE III CONDITIONS OF LENDING

SECTION 3.01.  Condition Precedent to Initial Advance........................14
SECTION 3.02.  Conditions Precedent to Each Advance..........................15

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties................................15

                       ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Covenants......................................................16

                          ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.............................................17

                            ARTICLE VII MISCELLANEOUS

SECTION 7.01.  Amendments, Etc...............................................18
SECTION 7.02.  Notices, Etc..................................................18
SECTION 7.03.  No Waiver; Remedies...........................................18
SECTION 7.04.  Costs, Expenses and Indemnification...........................19
SECTION 7.05.  Assignments and Participations................................19
SECTION 7.06.  Governing Law; Submission to Jurisdiction.....................20
SECTION 7.07.  Severability..................................................21
SECTION 7.08.  Execution in Counterparts.....................................21
SECTION 7.09.  Survival......................................................21
SECTION 7.10.  Waiver of Jury Trial..........................................21

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SECTION 7.11.  No Fiduciary Relationship.....................................21
SECTION 7.12.  Gaming Boards.................................................22
SECTION 7.13.  Gaming Regulations............................................22
SECTION 7.14.  Designated Senior Debt........................................22

         CREDIT AGREEMENT dated as of June 26, 2000 among HARRAH'S OPERATING COMPANY, INC., a Delaware corporation (the "Borrower"), as Borrower, HARRAH'S ENTERTAINMENT, INC., a Delaware corporation (the "Parent"), as Guarantor, and CITIBANK, N.A. (the "Lender").

         The Parent and the Borrower have requested that the Lender make advances to the Borrower in an aggregate principal amount up to but not exceeding $150,000,000 at any one time outstanding to refinance certain indebtedness, and the Lender is prepared to make such advances on and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01. Certain Defined Terms. Except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Syndicated Credit Agreement as hereinafter defined (provided that said defined terms shall be construed mutatis mutandis and without limiting the foregoing, references in said defined terms to "any Lender", "the Administrative Agent" and "any Creditor" or the like shall be deemed to mean the Lender and references to the "Loan Documents" or the like shall be deemed to mean this Agreement). In addition:

         "Advance" means each advance by the Lender to the Borrower pursuant to
Section 2.01.

         "Applicable Lending Office" means the office of the Lender specified on the signature page hereof, or such other office of the Lender as the Lender may from time to time specify to the Borrower.

         "Arranger" means Salomon Smith Barney, Inc.

         "Base Rate" means, for any period, a fluctuating interest rate per annum in effect from time to time which rate per annum shall at all times be equal to the higher of:

         (a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank's base rate; and

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         (b) the Federal Funds Rate for such day plus 1/2 of 1% per annum.

         "Base Rate Advance" means, at any time, an Advance which bears interest computed on the basis of the Base Rate.

         "Business Day" means a day on which banks are not required or authorized to close in New York, New York and, in the case of any borrowing or payment in respect of or the interest rate on any Eurodollar Rate Advance, on which dealings in Dollar deposits are carried on in the London interbank market.

         "Citibank" means Citibank, N.A.

         "Commitment" has the meaning specified in Section 2.01.

         "Commitment Termination Date" means the date 364 days after the date hereof, provided, that if such day is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

         "Debt Issuance" means any issuance or incurrence by a Borrower or the Parent or any of their respective Subsidiaries of Indebtedness for Borrowed Money.

         "Default" means an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.

         "Dollars" and "$" mean lawful money of the United States of America.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurodollar Rate" means, with respect to any Eurodollar Rate Advance, for any Interest Period:

         (a) the offered rate for deposits in Dollars with a maturity comparable to such Interest Period appearing on Page 3750 of the Telerate Service of Bridge Information Service (or on any successor or substitute page of such Service, or any successor to such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period;

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         (b) if such date does not appear on said Page 3750 (or such successor), the offered rate for deposits in Dollars with a maturity comparable to such Interest Period appearing on the display designated on page "LIBO" on the Reuter Monitor Money Rates Service (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period;
and

         (c) in the event that neither rate referred to in clauses (a) or (b) is available at such time for any reason, an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Lender in London, England to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the date two Business Days before the first day of such Interest Period in the amount of the Advance if such Advance were to be outstanding for such Interest Period.

         "Eurodollar Rate Advance" means, at any time, an Advance which bears interest at a rate based upon the Eurodollar Rate.

         "Events of Default" has the meaning specified in Section 6.01.

         "Existing Syndicated Credit Agreement" means the 364-Day Loan Agreement dated as of April 30, 1999, among the Borrower, Marina Associates, certain financial institutions and Bank of America National Trust and Savings Association, as Administrative Agent, as amended to and in effect on the date hereof, without regard to any amendment or modification or waiver thereunder on or after the date hereof, and without regard to whether said agreement remains in effect among the parties thereto on or after the date hereof.

         "Guaranty" means a Guaranty in form and substance satisfactory to the Lender executed by the Parent with respect to the obligations of the Borrower hereunder, as from time to time amended.

         "Indebtedness for Borrowed Money" means Indebtedness arising from the issuance debt securities in private placement transactions or in the capital markets (not including refinancings of Indebtedness existing on the date hereof or the assumption or refinancing of Indebtedness of any Subsidiary which Indebtedness exists on the date of acquisition of by the Borrower or the Parent of such Subsidiary (and not created in contemplation thereof), and not including Indebtedness arising under commercial paper transactions).

         "Interest Payment Date" means (a) with respect to any Base Rate Advance, each Quarterly Payment Date and (b) with respect to any Eurodollar Rate Advance, the last day of each Interest Period therefor and, in the case of any Interest Period that has a duration of more than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period.

         "Interest Period" means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made, or on the last day of the immediately preceding Interest Period, and ending on the day 1, 2, 3 or 6 months thereafter, as the Borrower may select as hereinafter provided; provided, however, that (i) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month,
(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, and (iii) any Interest Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date.

         "Net Cash Proceeds" means, in connection with any Debt Issuance by any Person, the cash proceeds thereof net of reasonable costs and expenses incurred in connection with such Debt Issuance.

         "Parent" means Harrah's Entertainment, Inc., a Delaware corporation.

         "Players International" means Players International Inc., a Nevada corporation.

         "Senior Notes" means the $150,000,000 in 10.875% Senior Notes of Players International due 2005.

         SECTION 1.02 Types of Advances. The "Type" of an

Advance refers to whether it is at the time a Base Rate Advance or a Eurodollar Rate Advance.


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

         SECTION 2.01. The Commitment; Purpose.

         (a) The Lender agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to the Borrower at any time and from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date in an aggregate principal amount not to exceed at any one time outstanding $150,000,000 (the "Commitment"). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, prepay and reborrow the amount of the Commitment. Each Advance shall be in a minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

         (b) The proceeds of the Advances shall be used solely (i) first, to refinance in full the Senior Notes, and (ii) thereafter for the general corporate purposes of the Borrower.

         SECTION 2.02. Advances. To request an Advance, the Borrower shall give the Lender irrevocable, written notice of such Advance (i) in the case of a Eurodollar Rate Advance, not later than 10:00 a.m. (New York time) on the second Business Day prior to the date of such Advance or (ii) in the case of a Base Rate Advance, not later than 10:00 a.m. (New York time) on the day of such Advance. Each such notice shall be by telecopier and shall specify therein (1) the requested date of such Advance, (2) the requested Type of Advance, (3) the requested amount of such Advance and (4) in the case of a Eurodollar Rate Advance, the initial Interest Period with respect thereto. The Lender will make the proceeds of each Advance available to the Borrower by crediting the amount thereof, in immediately available funds, to an account of the Borrower by 11:00 a.m. New York time on the date of such Advance in accordance with standing wire instructions reasonably satisfactory to the Lender.

         SECTION 2.03. Termination, Reduction and Extension of the Commitment.

         (a) Unless previously terminated, the Commitment shall automatically terminate on the Commitment Termination Date.

         (b) The Borrower shall have the right to terminate or reduce the Commitment at any time or from time to time; provided, that (i) the Borrower shall give irrevocable, written notice of each such termination or reduction to the Lender at least three Business Days before such termination or reduction,
(ii) each partial reduction shall be in a minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Advances pursuant to Section 2.05, at any time, the aggregate outstanding principal amount of the Advances at such time would exceed the Commitment.

         (c) The Commitment once terminated or reduced pursuant to this Section
2.03 may not be reinstated.

         SECTION 2.04. Repayment of Advances. The Borrower agrees to repay to the Lender the outstanding principal amount of the Advances on the Commitment Termination Date.

         SECTION 2.05. Prepayment of Advances.

         (a) The Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part, subject to the terms of clause (c) below.

         (b) The Borrower shall, on the date of any Debt Issuance after the date hereof, prepay the Advances in an aggregate amount equal to the Net Cash Proceeds of such Debt Issuance. The Borrower will give the Lender at least three Business Days' prior written notice of each Debt Issuance, specifying the date thereof and the principal amount thereof.

         (c) The Borrower shall notify the Lender in writing of any optional prepayment hereunder not later than 10:00 a.m. (New York time) (i) in the case of Eurodollar Rate Advance, three Business Days before the date of prepayment
(ii) in the case of Base Rate Advance, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Advance or portion thereof to be prepaid. Each partial prepayment of any Advance under Section 2.05(a) shall be in a minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

         (d) All prepayments under this Section 2.05 shall be accompanied by accrued interest and all amounts payable in connection therewith pursuant to
Section 2.10.

                  SECTION 2.06.  Fees.

         (a) The Borrower shall pay to the Lender a facility fee on the daily amount of the Commitment (whether or not utilized) for the period from and including the date of this Agreement to but not including the earlier of the date the Commitment is terminated or the Commitment Termination Date, at a rate per annum equal to the Facility Fee Rate. Accrued facility fee shall be payable in arrears on each Quarterly Payment Date and on the earlier of the date the Commitment terminates and the Commitment Termination Date. Facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (b) On the date hereof, the Borrower shall pay to the Lender, for the sole account of the Arranger, non-refundable fees in the amounts separately agreed in the fee letter dated as of the date hereof relating hereto.

         SECTION 2.07. Interest.

         (a) The Borrower agrees to pay interest on each Base Rate Advance at a rate per annum equal to the Base Rate plus the Base Rate Margin.

         (b) The Borrower agrees to pay interest on each Eurodollar Rate Advance at a rate per annum for each Interest Period equal to the Eurodollar Rate for such Interest Period plus the Eurodollar Margin.

         (c) Notwithstanding clauses (a) and (b) above, during any period that an Event of Default has occurred and is continuing, the Borrower agrees to pay to the Lender interest at a rate per annum equal to (i) in the case of any principal of any Advance, 2% per annum plus the rate otherwise applicable to such Advance or (ii) in the case of any other amount, 2% per annum plus the Base Rate plus the Base Rate Margin.

         (d) Accrued interest on each Advance shall be payable in arrears on each Interest Payment Date and upon termination of the Commitment; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.07 shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Advance, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

         (e) Each Advance initially shall be of the Type specified in the notice of such Advance and, in the case of a Eurodollar Rate Advance, shall have an initial Interest Period as specified in such notice. Thereafter, the Borrower may elect to convert such Advance to a different Type or to continue such Advance as the same Type and, in the case of a Eurodollar Rate Advance, mayelect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Advance, in which case each such portion shall be considered a separate Advance (provided, that each such portion, in the case of a Eurodollar Rate Advance, shall be in a minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof). To make an election pursuant to this Section 2.07, the Borrower shall notify the Lender of such election by telephone by the time that a notice of Advance would be required under Section 2.02 if the Borrower were requesting an Advance of the Type resulting from such election to be made on the effective date of such elections. Each such telephonic election shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written interest election request in a form approved by the Lender and signed by the Borrower. Each telephonic and written interest election request shall specify the following information:

         (i) the Advance to which such interest election request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Advance);

         (ii) the effective date of the election made pursuant to such interest election request, which shall be a Business Day;

         (iii) whether the resulting Advance is to be a Base Rate Advance or a Eurodollar Rate Advance, or a specified combination thereof; and

         (iv) if the resulting Advance is a Eurodollar Rate Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

         If any such interest election request requests a Eurodollar Rate Advance but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower fails to deliver a timely and complete interest election request with respect to a Eurodollar Rate Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to a Base Rate Advance. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Advance may be converted to or continued as a Eurodollar Rate Advance and (ii) unless repaid, each Eurodollar Rate Advance shall be converted to a Base Rate Advance at the end of the Interest Period applicable thereto. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Advance may be converted to or continued as a Eurodollar Rate Advance and (ii) unless repaid, each Eurodollar Rate Advance shall be converted to a Base Rate Advance at the end of the Interest Period applicable thereto.

         (f) The Borrower agrees to pay to the Lender, so long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the relevant Interest Period from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Reserve Percentage, payable on each date on which interest is payable on such Advance. A certificate of the Lender setting forth the amount to which the Lender is then entitled under this Section2.07(f) shall be conclusive and binding on the Borrower in the absence of manifest error.

         (g) All computations of interest based on the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and computations of interest pursuant to Section 2.07(f) shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

         SECTION 2.08. Alternate Rate of Interest. If the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period, then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, all Advances as shall be made and maintained as (and effective on the first day of such

Interest Period all Eurodollar Rate Advances shall be converted to) Base Rate Advances.

         SECTION 2.09. Increased Costs. The Borrower agrees to pay to the Lender the amounts provided for in Section 3.7 and 3.8 of the Existing Syndicated Credit Agreement as if the references therein to any "Eurodollar Rate Loans" or "Eurodollar Rate Advances" referred to the Advances, each reference therein to "each Lender" or the "Administrative Agent" or the like referred to the Lender and said Sections were otherwise set forth herein in full mutatis mutandis. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.09 shall be delivered to the Borrower and shall be conclusive absent manifest error.

         SECTION 2.10. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Rate Advance other than on the last day of an Interest Period therefor (including without limitation as a result of an Event of Default), or (b) the failure to borrow or prepay any Eurodollar Rate Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall reimburse the Lender on demand for the loss, cost and expense attributable to such event, which shall be the amount, as reasonably determined by the Lender, equal to the sum of (1) principal amount paid, not borrowed or not prepaid, as the case may be, times the quotient of (A) the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Interest Period, divided by (B) 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus (2) all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this
Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error.

         SECTION 2.11. Payments Generally.

         (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.09 or 2.10, or otherwise) prior to 2:00 p.m. (New York time) on the date when due, in Dollars and immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at such place as the Lender may direct. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

         (b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, to pay interest then due hereunder, then to pay fees and other amounts (other than principal) hereunder, then to pay principal due hereunder.


                                   ARTICLE III

                              CONDITIONS OF LENDING

         SECTION 3.01. Condition Precedent to Initial Advance. The obligation of the Lender to make its initial Advance is subject to the condition precedent that the Lender shall have received, on or before June 30, 2000:

         (1) The Guaranty, duly executed by the Parent.

         (2) Certified copies of (x) the charter and by-laws of the Borrower (or equivalent documents) and the Parent and (y) evidence of the taking of all necessary corporate action required for the making and performance by the Borrower and the Parent of this Agreement and the Guaranty.

         (3) A certificate of the Borrower and the Parent certifying the names and true signatures of the officers of the Borrower and the Parent authorized to sign this Agreement (in the case of the Borrower) and the Guaranty (in the case of the Parent) and any other documents to be delivered hereunder.

         (4) A certificate from each of the Secretary of the relevant states of incorporation dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower and the Parent.

         (5) Favorable written opinions of the Associate General Counsel or General Counsel of the Parent and the Borrower, covering such matters relating to this Agreement and the Guaranty as the Lender may require.

         (6) A certificate signed on Parent's and the Borrower's behalf by a Senior Officer setting forth the

     Total Debt Ratio as of March 31, 2000 and the Debt Rating as of the date hereof.

         (7) A copy of the Parent's audited consolidated annual financial statements for the Fiscal Year ended December 31, 1999.

         (8) Such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

In addition, it shall be a condition precedent to the obligation of the Lender to make any Advance that the Borrower shall have paid all fees then due and payable and the reasonable costs and expenses of the Lender in connection with the preparation of this Agreement and the Guaranty.

         SECTION 3.02. Conditions Precedent to Each Advance. The obligation of the Lender to make each Advance (including, without limitation, the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance (a) the representations and warranties set forth in Article IV are true and correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds thereof, as though made on and as of such date and (b) no Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds thereof.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. Representations and Warranties. The Borrower and the Parent represent and warrant to the Lender that (1) except to the extent otherwise disclosed to the Lender in writing prior to the date of this Agreement, each of the representations and warranties of the Parent and the Borrower in Article 4 of the Existing Syndicated Credit Agreement is true on and as of the date of this Agreement as if made on and as of the date of this Agreement, and as if (i) each reference therein and in the defined terms used therein to the "Loan Documents" referred to this Agreement and the Guaranty;
(ii) each reference therein to the "Closing Date" referred to the date of this Agreement; (iii) each reference therein to "any Loan hereunder" or the like referred to the Advances; (iv) the reference in Section 4.5 thereof to the financial statements of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 1998 referred to the financial statements thereof for the Fiscal Year ended December 31, 1999; and (v) references therein to Schedules thereto referred to such Schedules as updated in writing and heretofore delivered to the Lender; 2) no filings (whether by the Borrower, the Parent or the Lender) with or licenses or approvals of any Gaming Board are required for the Borrower and/or the Parent to make and perform this Agreement and the Guaranty except as provided in Section 5.01(3); (3) Players International is a direct or indirect wholly-owned Subsidiary of the Borrower; (4) none of the proceeds of the Senior Notes were used for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System; and
(5) the financing contemplated hereby is necessary to pursue the transactions contemplated by the Merger Agreement relating to Players International.


                                    ARTICLE V

                            COVENANTS OF THE BORROWER

         SECTION 5.01. Covenants. So long as any principal of or interest on any Advance or any other amount payable hereunder remains outstanding or the Commitment remains in effect, (1) the Borrower and the Parent covenant and agree that they will perform and observe the covenants and agreements set forth in
Section 3.7, Section 3.8, Articles 5 (other than Sections 5.7, 5.8 and 5.9), 6 (other than Section 6.4 thereof) and 7 of the Existing Syndicated Credit Agreement, and agree that said Sections 5 (other than said Sections 5.7, 5.8 and 5.9), 6 (other than Section 6.4 hereof) and 7, together with all related definitions and ancillary provisions, are hereby incorporated by reference into this Agreement mutatis mutandis and shall be deemed to continue in effect for the benefit of the Lender as in effect on the date hereof irrespective of whether the Existing Syndicated Credit Agreement remains in effect among the parties thereto or is modified or amended or whether any provision thereof is waived; and without limiting the foregoing, (i) each reference in said Articles 5, 6 and 7 and in the defined terms used therein to the "Loan Documents" shall be deemed to refer to this Agreement and the Guaranty; (ii) each reference therein to the "Closing Date" shall be deemed to refer to the date of this Agreement; (iii) each reference therein to "any Loan hereunder", "any Advance" or the like shall be deemed to refer to the Advances; (iv) each reference to the "Lenders", "the Administrative Agent and the Lenders", the "Requisite Lenders", any "Creditor" and the like shall be deemed to refer to the Lender; and (v) each reference to any "Default" referred to any Default as defined herein; (2) if the Borrower at any time provides collateral security for the obligations under the Existing Syndicated Credit Agreement or any amendment, replacement or refinancing thereof, the Borrower will assure that the obligations of the Borrower hereunder are equally and ratably secured thereby; and (3) the Borrower will within 30 days after the date of this Agreement provide evidence satisfactory to the Lender that it has made such filings relating hereto with the Nevada Gaming Board as are required by applicable law and regulation.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

         SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) The Borrower fails to pay any principal of any Advance when the same becomes due and payable; or the Borrower or the Parent fails to pay any interest on any Advance or any facility fee payable hereunder within five Business Days after the date when due; or the Borrower or the Parent fails to pay any other fee or other amount payable hereunder (other than as specified above in this clause (a)) within five Business Days after demand therefor; or

         (b) Any representation or warranty made by the Borrower or the Parent herein or by any thereof in any certificate or other document delivered in connection herewith shall prove to have been incorrect when made or deemed made; or

         (c) The Borrower or the Parent shall fail to perform or observe any term, covenant or agreement contained in Article 6 (other than Section 6.3 and Section 6.4) of the Existing Syndicated Credit Agreement as incorporated herein by reference; or the Borrower or the Parent shall fail to perform the covenant in Section 7.1(h) of the Existing Syndicated Credit Agreement as so incorporated herein in any respect that is materially adverse to the interests of the Lender; or the Borrower or the Parent shall fail to perform or observe any other term or covenant in this Agreement on its part to be performed or observed and such failure remains unremedied for thirty days after notice thereof shall have been given to the Borrower by the Lender; or

         (d) Any Event of Default as defined in the Existing Syndicated Credit Agreement shall occur (without regard to any waiver thereunder);

then, and in any such event, the Lender may, by notice to the Borrower, (i) declare the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an entry of an order for relief with respect to the Parent or the Borrower described in any bankruptcy, insolvency, reorganization or similar proceedings in respect of the Parent or the Borrower, (A) the obligation of the Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Parent or the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement and the Guaranty and the documents referred to herein and therein constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

         SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, to the respective addresses set forth on the signature pages hereof or at such other address as shall be designated by any party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective on the earlier of receipt or the third calendar day after deposit in the mails or telecopied, respectively, except that notices and communications to the Lender pursuant to
Article II shall not be effective until received by the Lender.

         SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 7.04. Costs, Expenses and Indemnification.

         (a) The Borrower agrees to pay and reimburse the Lender upon demand for all reasonable costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution and delivery, administration, modification, amendment or enforcement of this Agreement, the Guaranty and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under or in connection with this Agreement or the Guaranty.

         (b) The Borrower hereby indemnify the Lender and each of its affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in
Article III are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

         SECTION 7.05. Assignments and Participations.

         (a) The Lender may, with the consent of the Parent and the Borrower, which consent may be held at the sole discretion of the Parent and the Borrower, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Commitment or the Advances); provided, however, that no such consent by the Parent or the Borrower shall be required in the case of any assignment to an affiliate of the Lender; and provided, further, that any such partial assignment shall be in an amount at least equal to $5,000,000 or in an integral multiple of $1,000,000 in excess thereof.

         (b) The Lender may, with the consent of the Parent and the Borrower, which consent may be held at the sole discretion of the Parent and the Borrower, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or the Advances); provided, however, that the Lender's obligations under this Agreement (including, without limitation, the Commitment) shall remain unchanged.

         (c) The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.05, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of their Subsidiaries or affiliates furnished to the Lender by or on behalf of the Borrower.

         (d) Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         (e) All amounts payable by the Borrower to the Lender under Sections 2.07(f), 2.09, 2.10 and 7.05(b) shall be determined as if the Lender had not sold or agreed to sell any participations in the Advances or its Commitment and as if the Lender were funding each of such Advances and Commitment in the same way that it is funding the portion of such Advances and Commitment in which no participations have been sold.

         (f) Neither the Parent nor the Borrower may assign any of its rights or obligations hereunder without the prior written consent of the Lender.

         (g) Notwithstanding anything in this Section to the contrary, the rights of the Lender to make assignment of, and grant participations in, its Commitment shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

         SECTION 7.06. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower and the Parent hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower and the Parent irrevocably appoint Corporate Service Company, having an office on the date hereof at 80 State Street, Albany, NY 12207-2543, as their agent for service of process in connection with any action or proceeding arising under this Agreement. The Borrower and the Parent irrevocably waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         SECTION 7.07. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement , as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 7.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 7.09. Survival. The obligations of the Borrower under Sections 2.07(f), 2.09, 2.10 and 7.05 shall survive for ninety days following the repayment of the Advances and the termination of the Commitment. Each representation and warranty made or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading.

         SECTION 7.10. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 7.11. No Fiduciary Relationship. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Parent or the Borrower arising out of or in connection with this Agreement or the Note, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

         SECTION 7.12. Gaming Boards. The Lender agrees to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over the Parent and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to the Borrower or the Parent or any of their Subsidiaries or to this Agreement.

         SECTION 7.13. Gaming Regulations. Each party to this Agreement hereby acknowledges that the consummation of the transactions contemplated hereby is subject to applicable Gaming Laws (and the Borrower represents and warrants that all requisite approvals necessary thereunder to enter into the transactions contemplated hereby have been duly obtained).

         SECTION 7.14. Designated Senior Debt. The Parent and the
Borrower hereby irrevocably designate this Agreement as "Designated Senior Indebtedness" and "Senior Indebtedness" within the meanings given to those terms in Section 1.1 of the Supplemental Indenture dated December 9, 1998 entered into with respect to the Existing Subordinated Debt among the Borrower, Parent and IBJ Schroeder Bank & Trust Company.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       HARRAH'S OPERATING COMPANY, INC.,
                                         as Borrower


                                       By:  /s/ CHARLES L. ATWOOD
                                            ---------------------------

                                       HARRAH'S ENTERTAINMENT, INC.,
                                         as Guarantor


                                       By:  /s/ CHARLES L. ATWOOD
                                            ---------------------------


                                       Address for notices to the
                                       Borrower:

                                       5100 West Sahara Boulevard
                                       Suite 200
                                       Las Vegas, Nevada  89146
                                       Attention:  General Counsel
                                       Telecopier:  702-579-2671
                                       Telephone:   702-579-2610

                                       with a copy to

                                       Harrah's Entertainment, Inc.
                                       1023 Cherry Road
                                       Memphis, Tennessee 38117
                                       Attention:  Assistant Treasurer
                                       Telecopier:  901-537-3443
                                       Telephone:   901-537-3439

                                       CITIBANK, N.A.

                                       By:  /s/ MARK K. WILSON
                                            -------------------------
                                            Title: Managing Director
                                                   Global Media &
                                                   Communication

                                       Applicable Lending Office:

                                       399 Park Avenue
                                       New York, NY  10043
                                       Attention:  Mark K. Wilson
                                       Telephone:  (212) 559-7241
                                       Facsimile:  (212) 793-6873